Filed Pursuant to Rule 424(b)(5)
Registration No. 333-248139

SUBJECT TO COMPLETION, DATED JANUARY 28, 2021
The information in this preliminary prospectus supplement and the accompanying prospectus is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities or a solicitation of an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS SUPPLEMENT
(To Prospectus dated August 31, 2020)

Shares
Common Stock
____________________
We are offering _____ shares of our common stock, par value $0.05 per share, which we refer to as the shares.

Our common stock trades on the NASDAQ Global Select Market under the symbol “VSEC.” On January 27, 2021, the last sale price of our common stock as reported on the NASDAQ Global Select Market was $37.40 per share.

Investing in our common stock involves risks that are described in the “Risk Factors” section beginning on page S-10 of this prospectus supplement and under similar headings in the documents incorporated by reference into this prospectus supplement and the accompanying prospectus.
____________________

	Per Share	Total
Public offering price	$	$
Underwriting discount(1)	$	$
Proceeds, before expenses, to us	$	$
_____________
(1) See “Underwriting” for additional information regarding underwriting compensation.
____________________
We intend to grant the underwriters an option to purchase up to _____ additional shares from us, at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus supplement.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The shares will be ready for delivery on or about                    , 2021.
____________________

William Blair	Canaccord Genuity
____________________
The date of this prospectus supplement is                    , 2021.

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the terms of this offering. The second part is the accompanying prospectus, dated August 31, 2020, including the documents incorporated by reference therein, which provides more general information, some of which may not apply to this offering. Generally, when we refer to this prospectus, we are referring to both parts of this document combined. If the description of this offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement, which supersedes the information in the accompanying prospectus. This prospectus supplement contains information about the shares offered in this offering and may add, update or change information in the accompanying prospectus. Before you invest in any of the shares offered under this prospectus supplement, you should carefully read both this prospectus supplement and the accompanying prospectus together with the additional information under the headings “Where You Can Find More Information” and “Information We Incorporate By Reference.”
You should rely only on the information contained or incorporated by reference in this prospectus supplement and in the accompanying prospectus or any free writing prospectus that we may provide. We have not, and the underwriters have not, authorized anyone to provide you with different information. No dealer, salesperson or any other person is authorized to give any information or to represent anything not contained in this prospectus supplement and the accompanying prospectus. If anyone provides you with different or additional information, you should not rely on it. You should not assume that the information contained in this prospectus supplement, the accompanying prospectus, any free writing prospectus that we may provide or any document incorporated by reference is accurate as of any date other than the date mentioned on the cover page of these documents. We are not, and the underwriters are not, making offers to sell the shares in any jurisdiction in which an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation.
We are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The distribution of this prospectus supplement and the accompanying prospectus and the offering of the common stock in certain jurisdictions may be restricted by law.  Persons outside the United States who come into possession of this prospectus supplement or the accompanying prospectus must inform themselves about, and observe any restrictions relating to, the offering of the shares of common stock and the distribution of this prospectus supplement and the accompanying prospectus outside the United States. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any securities offered by this prospectus supplement and the accompanying prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.
References in this prospectus supplement and the accompanying prospectus to the terms “we,” “us,” “our,” “VSE” or “the Company” or other similar terms mean VSE Corporation and its consolidated subsidiaries, unless we state otherwise or the context indicates otherwise.

S-ii

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference may contain, statements that, to the extent they are not recitations of historical fact, constitute "forward looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Exchange Act. All such statements are intended to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and includes this statement for purposes of such safe harbor provisions.
“Forward-looking” statements, as such term is defined by the SEC in its rules, regulations and releases, represent our expectations or beliefs, including, but not limited to, statements concerning our operations, economic performance, financial condition, growth and acquisition strategies, investments and future operational plans. Without limiting the generality of the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “forecast,” “seek,” “plan,” “predict,” “project,” “could,” “estimate,” “might,” “continue,” “seeking” or the negative or other variations thereof or comparable terminology are intended to identify forward-looking statements.
These statements speak only as of the date of this prospectus supplement, the accompanying prospectus or the date of the document incorporated by reference, as applicable, and we undertake no ongoing obligation, other than that imposed by law, to update these statements. These statements appear in a number of places in this prospectus supplement and the accompanying prospectus, including the documents incorporated by reference, and relate to, among other things, our intent, belief or current expectations with respect to: our future financial condition, results of operations or prospects; our business and growth strategies; and our financing plans and forecasts. You are cautioned that any such forward-looking statements are not guarantees of future performance and involve significant risks and uncertainties, and that actual results may differ materially from those contained in or implied by the forward-looking statements as a result of various factors, some of which are unknown, including, without limitation:
•delays in contract awards and funding due to uncertain government budgets and shifting government priorities;
•the impact on our business, results of operations and financial condition from the ongoing and global COVID-19 pandemic, or any other pandemic, epidemic or outbreak of infectious disease in the United States or globally;
•intense competition from existing and new competitors;
•our ability to renew and/or maintain certain programs that comprise a material portion of our revenue;
•changes in procurement processes and government regulations and our ability to comply with such requirements;
•the performance of the aviation aftermarket, which could be impacted by lower demand for business aviation and commercial air travel or airline fleet changes causing lower demand for our goods and services;
•our ability to successfully execute our acquisition strategy;
•changes in future business conditions, which could negatively impact our business investments, recorded goodwill, and/or purchased intangible assets;
•the adverse impact of government audits or investigations on our business;
•changes in governmental rules and regulations, including with respect to environmental matters, and related costs and liabilities;
•adverse economic conditions in the United States and globally;
•security threats, including cyber security threats, and related disruptions;
•our dependence on access to and performance of third‑party package delivery companies;
•our high level of indebtedness;
•our ability to raise capital to fund our operations; and
•the other risk factors mentioned under Item 1A, “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2019, our subsequent Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020 and June 30, 2020 and our other filings with the SEC from time to time.

S-iii

You are advised, however, to consult any further disclosures we make on related subjects in our periodic reports on Forms 10-K, 10-Q or 8-K filed or furnished to the SEC. Any document incorporated by reference in this prospectus supplement and the accompanying prospectus may also contain statistical data and estimates we obtained from industry publications and reports generated by third parties. Although we believe that the publications and reports are reliable, we have not independently verified their data.

S-iv

NON-GAAP FINANCIAL MEASURES

In this prospectus supplement, we present “EBITDA”, “Adjusted EBITDA”, “Adjusted Net Income”, “Adjusted EPS (Diluted)”, “Free Cash Flow” and “Net Debt.” We consider EBITDA, Adjusted EBITDA, Adjusted Net Income, Adjusted EPS (Diluted), Free Cash Flow and Net Debt as non-GAAP financial measures and important indicators of performance and useful metrics for management and investors to evaluate our business’s ongoing operating performance on a consistent basis across reporting periods. Adjusted Net Income represents Net Income adjusted for discrete items, such as acquisition related and executive transition costs, earn-out adjustments, loss on sales of business entities or assets, gains on sales of property, severance costs and goodwill and intangible impairment. Adjusted EPS (Diluted) is computed by dividing net income, adjusted for such discrete items and the related tax impacts, by the diluted weighted average number of common shares outstanding. EBITDA represents net income before interest expense, income taxes, amortization of intangible assets and depreciation and other amortization. Adjusted EBITDA represents EBITDA adjusted for discrete items, such as acquisition related and executive transition costs, earn-out adjustments, loss on sales of business entities or assets, gains on sales of property, gains on sale of IT contracts, severance costs and goodwill and intangible impairment. Free Cash Flow represents operating cash flow less capital expenditures, and Net Debt is defined as total debt less cash and cash equivalents.
The presentation of non-GAAP financial measures is not intended to be considered in isolation or as a substitute for any measure prepared in accordance with GAAP. We believe that presenting non-GAAP financial measures aids in making period-to-period comparisons and is a meaningful indication of its actual and estimated operating performance. Our management utilizes and plans to utilize this non-GAAP financial information to compare our operating performance to comparable periods and to internally prepared projections. Our non-GAAP financial measures may not be the same as or comparable to similar non-GAAP measures presented by other companies.
For more information with respect to financial measures which have not been defined by GAAP, including reconciliations to the closest comparable GAAP measure, see “Summary—Summary Historical Consolidated Financial Data of VSE.”

S-v

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. This summary may not contain all of the information that you should consider before investing in our securities. We urge you to read this entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein carefully, including the section entitled “Risk Factors” and the financial statements and other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus.

The Company

We are a leading provider of aftermarket distribution and repair services for land, sea and air transportation assets for government and commercial markets. Our core services include maintenance, repair and overhaul ("MRO") services, parts distribution, supply chain management and logistics, engineering support, military base operation support and consulting and training services for global commercial, federal, and military and defense customers. We also provide information technology and energy consulting services. We serve the United States Government (the "government"), including the United States Department of Defense ("DoD"), federal civilian agencies, as well as commercial fleet, aviation and other customers.

We were incorporated in Delaware in 1959 and the parent company serves as a centralized managing and consolidating entity for our three operating groups, each of which consists of one or more wholly owned subsidiaries or unincorporated divisions that perform our services. Our operating segments include Aviation, Fleet, and Federal and Defense. The Company has three distinct end markets and approximately 1,950 employees.

Aviation Segment

Our Aviation segment provides global parts supply and distribution, supply chain solutions, and component and engine accessory MRO services supporting global aftermarket commercial, cargo, business and general aviation, military/ defense and rotorcraft customers. This business offers a range of services to a diversified global client base of commercial airlines, regional airlines, cargo transporters, MRO integrators and providers, aviation manufacturers, business and general aviation aircraft owners and operators, and fixed-base operators ("FBOs"). The Aviation segment generated approximately 25% and 30% of our consolidated revenues for the nine months ended September 30, 2020 and year ended December 31, 2019, respectively. This segment did not have any one client that comprised more than 10% of our consolidated revenues for the nine months ended September 30, 2020 or the year ended December 31, 2019.

Fleet Segment

Our Fleet segment provides distribution parts supply, inventory management, e-commerce fulfillment, logistics, supply chain management, and other services to aftermarket commercial and federal fleet truck owners. Operations of this group are conducted by our wholly owned subsidiary, Wheeler Fleet Solutions, Inc., which supports the government and commercial truck fleets with parts, sustainment solutions and managed inventory services. Revenues for this business are derived from the sale of vehicle parts and mission critical supply chain services to support client truck fleets. The Fleet Segment generated approximately 37% and 28% of our consolidated revenues for the nine months ended September 30, 2020 and the year ended December 31, 2019, respectively. The United States Postal Service ("USPS") comprised approximately 28% and 22% of our consolidated revenues for the nine months ended September 30, 2020 and the year ended December 31, 2019, respectively.

Federal and Defense Segment

Our Federal and Defense segment provides aftermarket MRO services to improve operational readiness and the extend the useful life cycle of military vehicles, maritime vessels, and aircraft for the U.S. armed forces, federal agencies and international defense contractors. The group provides military base operations, foreign military sales services, engineering, logistics, maintenance, configuration management, prototyping, technology, and field support services to the DoD and other customers. We also provide energy consulting services and IT solutions to various DoD, federal civilian agencies and commercial clients. The Federal and Defense segment generated approximately 38% and 42% of our consolidated revenues for the nine months ended September 30, 2020 and the year ended December 31, 2019, respectively. The foreign military sales program with the U.S. Department of Navy ("FMS Program") comprised approximately 14% and 12% of our consolidated revenues for the nine months ended September 30, 2020 and the year ended December 31, 2019, respectively. As of the end of the nine-month period ended September 30, 2020, our contract bidding activity was up 46%.

Growth Strategy

Our objective is to transform the Company into a pure-play independent global aftermarket services company through our growth strategies and operating plan pillars, which include (1) new business and key customer account growth, (2) expanding and enhancing distribution products, MRO capabilities and supply chain and other aftermarket services, (3) executing and integrating strategic acquisitions, (4) driving efficiency through technology and process improvements, (5) improving margins through focused actions and (6) upgrading talent and driving a culture of accountability and growth.

The Company has a unique and differentiated value proposition. As a pure-play aftermarket business, we are uniquely positioned in the market due to our independence and our unique focus as an end-user and original equipment manufacturer (OEM) centric parts and services provider. This provides us the ability to offer bespoke solutions to support the critical link between end-users and OEMs. Another driver of our differentiated value proposition is our proprietary technology. Our proprietary software and solutions provide embedded customer offerings and key decision-making data to drive customer benefits.

New Business, Key Account Growth, Expanding Products and Services

We are executing on a targeted organic growth plan by business segment. This strategy includes new customer business development, the addition of new distribution products, enhancements to our supply chain and E-commerce service offerings and expanded MRO capability offerings. A strong pipeline of organic growth opportunities has been developed through these strategies and VSE will seek to capture and execute on these opportunities. In 2020, we experienced progress on these strategies. Examples of which are (1) new distribution agreements in our Aviation segment to support landing gear, avionics and satcom products, (2) commercial fleet sales growth and customer diversification with non-USPS sales growth of approximately 48% on a trailing twelve months basis (at the end of the third quarter of 2020) in our Fleet segment, and (3) contract bidding activity was up 46% for the nine months ended September 30, 2020 in our Federal and Defense segment. Additionally, we believe our fragmented end-markets provide a favorable backdrop for increasing market share.

We plan to pursue growth for the Aviation Segment through (1) new MRO offering additions to support a range of commercial and business and general aviation aircraft components and engine accessory repairs, (2) new OEM product additions to support aftermarket distribution for landing gear, airframe, engine, avionic and interior platforms, (3) core aerospace market growth with new commercial customers for both distribution and MRO in international markets, and (4) an ability to support business and general aviation offerings with proprietary part distribution and component and accessory MRO offerings. As part of our 2021 growth strategy, we launched an aviation landing gear initiative in October of 2020 with a total estimated value of $100 million over five years.

We intend to pursue growth for the Fleet Segment by developing (1) an expanded commercial customer base to support class 6-10 medium and heavy-duty cycle fleet customers, (2) an expanded just-in-time client base, (3) customized technology for e-commerce fulfillment, and (4) new product offerings and growth in private label products.

We plan to pursue growth for the Federal & Defense segment by developing (1) new military aviation services, (2) new DoD logistics and supply chain offerings to support underserved market demand, (3) foreign military sales growth, (4) IT and energy consulting customers, and (5) new base operations support for the U.S. Air Force, U.S. Army, and U.S. Navy.

Acquisition Execution and Integration

We will continue to leverage our scale and capital structure to pursue additional strategic acquisition opportunities that augment our services and offerings. We have a renewed disciplined approach to acquisitions. The potential target must be complementary and additive to our defined strategic plan with the addition of new products, new customers, new service or MRO capabilities or geographic and/or operational competitive advantages in both new and existing markets within our core competencies. Management plans to integrate acquisitions into existing business segments and seeks to achieve revenue and cost synergies through such integration. We will continue to evaluate and to divest or close business activities that are deemed to be non-core. In 2020, legacy acquisitions were integrated into respective segments. Also, in our Aviation segment, we divested of two non-core aviation assets and closed three aviation facilities.

Margin Improvement and Process Enhancement

We mitigated many operational challenges related to COVID-19 with the reduction of approximately $13 million in annualized costs with a focus on free cash flow generation balanced with investing for growth. In 2021, we are implementing measured margin improvement plans to support the market recovery and achieve internal performance targets, including cost controls, price increases and supply chain product cost optimization.

Furthermore, we continue to upgrade and integrate our business systems. Initiatives to gain scale and improve efficiencies include upgrades to our aviation, fleet and federal business operating systems and our e-commerce offerings. We intend to continue to seek opportunities to improve internal processes with the goal of expanding margins.

People and Culture

As part of our focus on human capital, CEO John Cuomo has hired a number of new senior executives for our management team. In 2020 a new CFO, CHRO and Aviation segment President joined the Company. Also, the incentives for senior management have been modified in 2020 and 2021 to better align with our shareholders. Our effort to upgrade talent and to transform our corporate culture is ongoing. We our transforming our culture to enhance profitable growth and customer centricity through a focused strategic, culture and operating plan. We see our human capital as one of our most important assets. Our ability to engage, motivate, and retain personnel will impact customer delivery and our future performance.

Recent Developments
COVID-19

To-date, all of our business segments have remained operational since the onset of the COVID-19 global pandemic. Our business segments continue to operate with limited disruption. We have experienced varying levels of pandemic-related reductions in demand for our services and products, depending on the business segment and markets served. During 2020, we adjusted our cost structure to align with anticipated customer demand, removing approximately $13 million in annualized costs from our business. The majority of the cost reductions occurred within our Aviation segment, as a decline in commercial aircraft revenue passenger miles contributed to a reduction in demand for aftermarket parts and MRO services. We currently anticipate demand levels within the Aviation segment will remain muted through the first half of 2021, pending a recovery in the broader market. We currently anticipate this reduction in broader market demand will adversely impact our operating results in both the fourth quarter 2020 and into 2021. We cannot estimate with certainty the severity of this impact, but we expect it to be consistent with overall aviation industry trends. In addition, due to the impact of COVID-19 and decisions by our customers to delay the use of, or permanently retire, certain aircraft, demand levels for aviation disruption inventory could decrease in the near term or midterm, which could result in a write-down of existing inventory to adjust to current market trends and adversely affect our results of operations.

While current conditions raise the potential for a decline in performance for our Fleet segment and our Federal and Defense segment, we anticipate limited disruption in demand for the products and services they offer, due to the nature of their government, defense, and E-commerce customer bases. Our military base operations support, parts supply for truck fleets and products and services provided to the USPS delivery vehicles and the DoD and other government agencies provide support for the essential services conducted by our customers.

While the COVID-19 pandemic has slowed demand for our products, we do not expect a material adverse impact to the carrying value of our inventory. If we experience further slowness in demand or if the lower level of demand lasts significantly longer than we anticipate, our inventory may be subject to valuation adjustments.

We have not experienced a material adverse change in our financial condition at this time as a result of COVID-19; however, a prolonged disruption in the demand for our products and services could have an adverse impact on our operating results and cause a material adverse change in our financial condition. We will continue to evaluate the nature and extent of future impacts of the COVID-19 pandemic on our business. See “Risk Factors— The COVID-19 outbreak has adversely affected and could in the future continue to adversely affect our business.”

Pratt & Whitney Canada Distribution Agreement

On January 28, 2021, we announced an exclusive, life-of-program distribution agreement with Pratt & Whitney Canada, estimated at 20-years. Under the terms of the agreement, VSE Aviation is appointed the exclusive global licensed distributor for more than 1,500 aftermarket parts and components supporting Pratt & Whitney Canada’s APS500 and the Embraer Regional Jet (ERJ), De Havilland Canada DHC-8 (Dash 8), Gulfstream, Bombardier and Textron aircraft platforms. The agreement term is for the commercial life of the program. Initial provisioning of $10.7 million for inventory to support this program began in the fourth quarter of 2020. The program will be implemented and executed throughout 2021.

Federal and Defense Segment Backlog

During 2020, we amplified new business development activities to support growth in backlog within the Federal and Defense business segment. Likewise, we continue to focus on a strategic shift from low-margin, commoditized contracts toward higher-margin technical programs. Due to the announced expiration of certain U.S. Army programs, together with the expiration of our U.S. Army EAGLE program task order at Fort Benning, Ga., in the first quarter of 2021, under our VS2 joint venture, we anticipate a decline in Federal and Defense segment revenue during the first half 2021, when compared to the fourth quarter 2020.

Preliminary Results for the Fourth Quarter of 2020

Preliminary estimates of our operating metrics for the quarter and year ended December 31, 2020 are presented below. We have not yet finalized our operating results for this period, and our consolidated financial statements as of and for the quarter and year ended December 31, 2020 are not expected to be available until after this offering is completed. Consequently, our actual operating results for the quarter and year ended December 31, 2020 will not be available to you prior to investing in this offering.

Our actual operating results remain subject to the completion of our quarter-end and year-end closing process, which includes review by management and our audit committee. While carrying out such procedures, we may identify items that would require us to make adjustments to the preliminary estimates of our operating results set forth below. As a result, our actual operating results could be outside of the ranges set forth below and such differences could be material. Additionally, our estimates of our revenue, Adjusted EBITDA, Free Cash Flow and Net Debt are forward-looking statements based solely on information available to us as of the date of this prospectus supplement and may differ materially from our actual operating results as a result of developments that occur after the date of this prospectus supplement. Additionally, our estimates of Adjusted EBITDA, Free Cash Flow and Net Debt are non-GAAP financial measures. The determination of the amounts that are excluded from these non-GAAP financial measures is a matter of management judgment and depends upon, among other factors, the nature of the underlying expense or income amounts recognized in a given period. We are unable to present a quantitative reconciliation of the aforementioned forward-looking non-GAAP financial measures to their most directly comparable forward-looking GAAP financial measures because such information is not available, and management cannot reliably predict all of the necessary components of such GAAP measures without unreasonable effort or expense. In addition, we believe such reconciliations would imply a degree of precision that would be confusing or misleading to investors. The unavailable information could have a significant impact on the company’s full-year 2020 financial results. Therefore, you should not place undue reliance on these preliminary estimates of our operating results. See “Cautionary Note Regarding Forward-Looking Statements.”

The preliminary estimates of our financial results included below have been prepared by, and are the responsibility of, our management. Our independent registered public accountants have not audited, reviewed or performed any procedures with respect to such preliminary estimates of our operating results. Accordingly, Grant Thornton LLP expresses no opinion or any other form of assurance with respect thereto. The information presented herein should not be considered a substitute for the financial information we file with the SEC in our Annual Report on Form 10-K or our Quarterly Reports on Form 10-Q. We have no intention or obligation to update the preliminary estimates of our operating results set forth below.

•We currently estimate revenue for the three months and year ended December 31, 2020 of approximately $148.7 million to $150.7 million and approximately $660.3 million to $662.3 million, respectively. Total revenue decreased as compared to the three months ended September 30, 2020 primarily due to the expiration of certain of our U.S. Army programs in the Federal and Defense segment, partially offset by an increase in revenue in the Aviation segment.

•We currently estimate Adjusted EBITDA for the three months and year ended December 31, 2020 of approximately $16.6 million to $17.6 million and approximately $74.5 million to $75.5 million, respectively.

•We currently estimate Free Cash Flow for the three months and year ended December 31, 2020 of approximately $(1.0) million to $1.0 million and approximately $31.3 million to $33.3 million, respectively. The estimated Free Cash Flow includes approximately $10.7 million of costs related to inventory procurement in anticipation of early 2021 sales, as a result of the Pratt & Whitney distribution agreement.

•We currently estimate Net Debt for the three months and year ended December 31, 2020 of approximately $250.2 million to $251.2 million.

Corporate Information

Our principal executive offices are located at 6348 Walker Lane, Alexandria, Virginia 22310. Our telephone number is (703) 960-4600. Our website is http://www.vsecorp.com. The information contained on or accessible through our website is not part of this prospectus supplement, other than the documents that we file with the SEC that are specifically incorporated by reference into this prospectus supplement and the accompanying prospectus.

The Offering

Common stock offered by us	_____ shares.

Common stock to be outstanding immediately after this offering(1)	_____ shares (or _____ shares if the underwriters exercise their option to purchase additional shares of common stock in full).

Option to purchase additional shares
The underwriters will be granted an option to purchase up to _____ additional shares of common stock from us, at the public offering price less the underwriting discount, which they may exercise, in whole or in part, within a period of 30 days from the date of this prospectus supplement.

Use of proceeds
We estimate that the net proceeds from this offering will be approximately $ _____ million (or $ _____ million if the underwriters’ option to purchase additional shares is exercised in full), after deducting estimated underwriting discounts and commissions and estimated offering expenses. We intend to use the net proceeds from this offering for general corporate purposes, which may include among other things, financing strategic acquisitions, working capital requirements for new program launches, and repaying outstanding borrowings under our revolving credit facility. See “Use of Proceeds.”

Risk factors	You should carefully read and consider the information set forth in “Risk Factors” beginning on page S-10 of this prospectus supplement and in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus for a discussion of factors to consider before investing in our securities.

NASDAQ Global Select Market symbol	“VSEC.”

(1)	The number of shares of common stock to be outstanding after this offering is based on 11,071,137 shares of common stock outstanding as of January 22, 2021, as used throughout this prospectus supplement, unless otherwise indicated, excludes 709,845 shares of common stock authorized and reserved for future issuance under our 2006 Restricted Stock Plan as of September 30, 2020.

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA

The following data of VSE as of December 31, 2019 and 2018 and for the three years ended December 31, 2019 have been derived from the audited consolidated financial statements of VSE incorporated by reference in this prospectus supplement. The consolidated financial data as of and for the nine months ended September 30, 2020 and 2019, and the quarterly information for each of the quarters ended December 31, 2019, March 31, 2020, June 30, 2020 and September 30, 2020 have been derived from our unaudited consolidated financial statements incorporated by reference in this prospectus supplement. This information is only a summary and should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” the consolidated financial statements of VSE and the notes thereto incorporated by reference in this prospectus supplement.

	Nine Months Ended September 30,		Years Ended December 31,
In thousands (except per share data)	2020	2019	2019	2018	2017
Income Statement Data
Total revenues	$511,638	$557,356	$752,627	$697,218	$760,113
Total costs and operating expenses	468,789	511,912	692,370	644,688	705,788
Operating income	2,009	45,444	60,257	54,230	54,325
Interest expense, net	10,088	10,262	13,830	8,982	9,240
(Loss) income before income taxes	(8,079)	35,182	46,427	45,248	45,085
Provision for income taxes	3,105	8,154	9,403	10,168	5,989
Net (loss) income	$(11,184)	$27,028	$37,024	$35,080	$39,096

Diluted (loss) earnings per share	$(1.01)	$2.45	$3.35	$3.21	$3.60
Dividends declared per share	$0.27	$0.26	$0.35	$0.31	$0.27

	As of September 30,	As of December 31,
In thousands	2020	2019	2018
Balance Sheet Data
Cash and cash equivalents	$551	$734	$162
Total assets	770,631	845,864	638,828
Total liabilities	420,174	482,763	310,433
Total stockholders' equity	350,457	363,101	328,395

	Nine Months Ended September 30,		Years Ended December 31,
In thousands	2020	2019	2019	2018	2017
Net cash provided by (used in)
Operating activities	$35,235	$17,439	$17,994	$18,855	$50,420
Investing activities	20,644	(120,345)	(122,807)	(1,295)	(3,011)
Financing activities	(56,062)	103,839	105,385	(18,022)	(47,213)

	Nine Months Ended September 30,		Years Ended December 31,
In thousands	2020	2019	2019	2018	2017
Other Financial Data(1)
Adjusted EBITDA(2)	$57,941	$68,356	$91,019	$78,323	$80,207
Free Cash Flow(3)	32,279	9,750	8,364	15,738	46,677
Net Debt(4)	249,470	267,436	269,277	160,437	171,950
__________________
(1) Adjusted EBITDA, Free Cash Flow and Net Debt are non-GAAP financial measures. For definitions of Adjusted EBITDA,
Free Cash Flow and Net Debt, see “Non-GAAP Financial Measures” and see below for reconciliations from the most directly comparable
GAAP financial measures.

(2) Reconciliation of Net (Loss) Income to Adjusted EBITDA

	Nine Months Ended September 30,		Years Ended December 31,
In thousands	2020	2019	2019	2018	2017
Net (loss) income	$(11,184)	$27,028	$37,024	$35,080	$39,096
Interest expense, net	10,088	10,262	13,830	8,982	9,240
Income taxes	3,105	8,154	9,403	10,168	5,989
Amortization of intangible assets	13,345	14,985	19,317	16,017	16,017
Depreciation and other amortization	4,103	5,637	6,996	9,207	9,865
EBITDA	19,457	66,066	86,570	79,454	80,207
Acquisition related and executive transition costs	—	2,290	2,549	569	—
Earn-out adjustment	(3,095)	—	1,900	—	—
Loss on sale of business entity and certain assets	8,214	—	—	—	—
Gain on sale of property	(1,108)	—	—	—	—
Gain on sale of IT contract	—	—	—	(1,700)	—
Severance	739	—	—	—	—
Goodwill and intangible impairment	33,734	—	—	—	—
Adjusted EBITDA	$57,941	$68,356	$91,019	$78,323	$80,207

(3) Reconciliation of Operating Cash to Free Cash Flow

	Nine Months Ended September 30,		Years Ended December 31,
In thousands	2020	2019	2019	2018	2017
Net cash provided by operating activities	$35,235	$17,439	$17,994	$18,855	$50,420
Capital expenditures	(2,956)	(7,689)	(9,630)	(3,117)	(3,743)
Free Cash Flow	$32,279	$9,750	$8,364	$15,738	$46,677

(4) Reconciliation of Debt to Net Debt

	Nine Months Ended September 30,		Years Ended December 31,
In thousands	2020	2019	2019	2018	2017
Principal amount of debt	$252,685	$270,266	$272,800	$162,734	$173,699
Debt issuance costs	(2,664)	(1,735)	(2,789)	(2,135)	(1,125)
Cash and cash equivalents	(551)	(1,095)	(734)	(162)	(624)
Net Debt	$249,470	$267,436	$269,277	$160,437	$171,950

In the table below we include a breakdown of our consolidated financial performance by quarter.

	Three Months Ended
In thousands (except per share data)(1)	December 31, 2019	March 31, 2020	June 30, 2020	September 30, 2020
Total Revenue	$195,271	$177,418	$168,715	$165,505
Adjusted Net Income(2)	11,535	9,825	6,597	6,836
Adjusted EBITDA(3)	23,063	22,707	17,236	17,999
Adjusted EPS Diluted(2)	1.04	0.89	0.60	0.62
Free Cash Flow(4)	(1,386)	6,034	14,946	11,299
Net Debt(5)	269,277	273,157	259,903	249,470
__________________
(1) Adjusted Net Income, Adjusted EBITDA, Free Cash Flow and Adjusted Diluted EPS are non-GAAP financial measures. For definitions of Adjusted Net Income, Adjusted EBITDA, Adjusted Diluted EPS and Free Cash Flow, see “Non-GAAP Financial Measures” and see below for reconciliations from the most directly comparable GAAP financial measures.

(2) Reconciliation of Adjusted Net Income to Adjusted EPS (Diluted) to Net Income (Loss)

	Three Months Ended
In thousands (except per share data)	December 31, 2019	March 31, 2020	June 30, 2020	September 30, 2020
Net income (loss)	$9,996	$3,332	$(22,624)	$8,108
Adjustments to Net Income (Loss):
Acquisition related and executive transition costs	259	—	—	—
Earn-out adjustment	1,900	301	(1,700)	(1,695)
Loss on sale of business entity and certain assets	—	7,536	678	—
Gain on sale of property	—	(1,108)	—	—
Severance	—	—	739	—
Goodwill and intangible impairment	—	—	33,734	—
	12,155	10,061	10,827	6,413
Tax impact on adjusted items	(620)	(236)	(4,230)	423
Adjusted Net Income	$11,535	$9,825	$6,597	$6,836
Weighted Average Diluted Shares	11,071	11,101	11,041	11,100
Adjusted EPS (Diluted)	$1.04	$0.89	$0.60	$0.62

(3) Reconciliation of Net Income (Loss) to Adjusted EBITDA

	Three Months Ended
In thousands	December 31, 2019	March 31, 2020	June 30, 2020	September 30, 2020
Net income (loss)	$9,996	$3,332	$(22,624)	$8,108
Interest expense, net	3,568	3,486	3,072	3,530
Income taxes	1,249	2,916	(2,358)	2,547
Amortization of intangible assets	4,332	4,723	4,464	4,158
Depreciation and other amortization	1,759	1,521	1,231	1,351
EBITDA	20,904	15,978	(16,215)	19,694
Acquisition related and executive transition costs	259	—	—	—
Earn-out adjustment	1,900	301	(1,700)	(1,695)
Loss on sale of business entity and certain assets	—	7,536	678	—
Gain on sale of property	—	(1,108)	—	—
Severance	—	—	739	—
Goodwill and intangible impairment	—	—	33,734	—
Adjusted EBITDA	$23,063	$22,707	$17,236	$17,999

(4) Reconciliation of Operating Cash Flow to Free Cash Flows

	Three Months Ended
In thousands	December 31, 2019	March 31, 2020	June 30, 2020	September 30, 2020
Net cash provide by operating activities	$555	$6,758	$16,050	$12,427
Capital expenditures	(1,941)	(724)	(1,104)	(1,128)
Free Cash Flow	$(1,386)	$6,034	$14,946	$11,299

(5) Reconciliation of Debt to Net Debt

	Three Months Ended
In thousands	December 31, 2019	March 31, 2020	June 30, 2020	September 30, 2020
Principal amount of debt	$272,800	$276,256	$263,075	$252,685
Debt issuance costs	(2,789)	(2,556)	(2,959)	(2,664)
Cash and cash equivalents	(734)	(543)	(213)	(551)
Net Debt	$269,277	$273,157	$259,903	$249,470

RISK FACTORS

Investing in our common stock involves risk. Prior to making a decision about investing in our common stock, you should carefully consider the specific factors discussed under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2019, our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020 and June 30, 2020 and our other filings with the SEC from time to time, which are incorporated by reference in this prospectus supplement and the accompanying prospectus and may be amended, supplemented or superseded from time to time by other reports we file with the SEC in the future. If any of these risks actually occurs, our business, results of operations and financial condition could be materially and adversely affected. In that case, the trading price of our common stock could decline, and you could lose all or a part of your investment.

Risks Related to our Common Stock and this Offering
You may experience dilution of your ownership interests because of the future issuance of additional shares of the common stock.
In the future, we may issue additional authorized but previously unissued equity securities, resulting in the dilution of the ownership interests of our stockholders. We are currently authorized to issue an aggregate of 15,000,000 shares of common stock. As of January 22, 2021, there were 11,071,137 shares of common stock outstanding. In addition, as of January 22, 2021, there was an aggregate of approximately 90,000 shares of common stock reserved for future issuance upon exercise or vesting, as applicable, of our outstanding stock options, restricted stock units and warrants. We may also issue additional shares of common stock or other securities that are convertible into or exercisable for common stock in connection with hiring or retaining employees, future acquisitions, future sales of securities for capital raising purposes, or for other business purposes. The future issuance of any such additional shares of common stock may create downward pressure on the trading price of the common stock. There can be no assurance that we will not be required to issue additional shares, warrants or other convertible securities in the future in conjunction with any capital raising efforts, including at a price (or exercise prices) below the offering price of the shares of common stock in this offering.
We have broad discretion in the use of any net proceeds we receive in this offering and might not use them effectively.

We intend to use the net proceeds from this offering for general corporate purposes, which may include among other things, financing strategic acquisitions, working capital requirements for new program launches, and repaying outstanding borrowings under our revolving credit facility, and therefore, our management will have broad discretion to apply the net proceeds. Accordingly, investors will rely on our management’s judgment in spending the net proceeds and will not have the opportunity, as part of their investment decision, to assess whether the proceeds are being used appropriately. Our management may use the proceeds in ways that do not earn a profit or otherwise result in the creation of stockholder value. In addition, pending our use of the proceeds, we may invest the proceeds primarily in instruments that do not produce significant income or that may lose value.
We may suffer from delays in deploying capital, which could adversely affect our ability to pay distributions to our stockholders and the value of our securities.
We could suffer from delays in deploying capital, particularly if the capital we raise in this offering outpaces our ability to identify acquisitions and or close on them. Such delays, which may be caused by a number of factors, including competition in the market for suitable acquisition candidates, may adversely affect our ability to pay distributions to our stockholders and / or the value of their overall returns on investment in our securities.
If we engage in future acquisitions, this may increase our capital requirements, dilute our stockholders, cause us to incur debt or assume contingent liabilities and subject us to other risks.
From time to time, we may evaluate various acquisitions, including acquiring complementary assets that add new products, new customers, and new capabilities or new geographic and/or operational competitive advantages in both new and existing markets within our core competencies. Any potential acquisition may entail numerous risks, including increased operating expenses and cash requirements and the assumption of additional indebtedness or contingent liabilities. Additionally, if we undertake acquisitions, we may issue dilutive securities, assume or incur debt obligations, incur large one-time expenses and acquire intangible assets that could result in significant future amortization expenses.

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We may be required to raise additional financing by issuing new securities with terms or rights superior to those of our existing stockholders, or at a price per share that is less than the price per share paid by investors in this offering, which could adversely affect the market price of shares of our common stock and our business.
In the future, we may sell additional shares of common stock or issue other types of securities to raise capital. If we raise additional funds by issuing equity securities, we may sell shares of our common stock or other securities in any other offering at a price per share that is less than the price per share paid by investors in this offering. Additionally, if we raise additional funds by issuing equity securities, the percentage ownership of our current stockholders will be reduced, and, if the equity securities issued are preferred shares, the holders of the new preferred shares may have rights superior to those of our existing security holders, which could adversely affect rights of our existing security holders and the market price of our common stock. If we raise additional funds by issuing debt securities, the holders of those debt securities would have some rights senior to those of our existing security holders, and the terms of these debt securities could impose restrictions on operations and create a significant interest expense for us, which could have a materially adverse effect on our business.
The price of our common stock may be volatile.
The market price of our common stock may fluctuate substantially. For example, from January 1, 2020 through December 31, 2020, the closing price of our common stock fluctuated between $13.83 and $41.16. The price of our common stock that will prevail in the market after this offering may be higher or lower than the price that you have paid, depending on many factors, some of which are beyond our control and may not be related to our operating performance. Stock market volatility may also adversely affect the trading price of our common stock. In the past, following periods of volatility in the market price of a company’s securities, stockholders have often instituted class action securities litigation against those companies. Such litigation, if instituted, could result in substantial costs and diversion of management attention and resources, which could significantly harm our profitability and reputation.
    Securities analysts may not publish favorable research or reports about our business or may publish no information at all, which could cause our stock price or trading volume to decline.
The trading market for our common stock relies in part on the research and reports that securities or industry analysts publish about us or our business. We do not control these analysts. If any of the analysts who cover us provide inaccurate or unfavorable research or issue an adverse opinion regarding our stock price, our stock price could decline. In addition, if one or more of these analysts cease coverage of our company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which could also cause our stock price and/or trading volume to decline.
Risks Related to our Business
    The COVID-19 outbreak has adversely affected and could in the future continue to adversely affect our business.
The COVID-19 pandemic is adversely affecting, and is expected to continue to adversely affect, our operations, supply chains and distribution systems, and we have experienced and expect to continue to experience varying levels of reductions in demand for our products and services, particularly in the aviation aftermarket. The global aviation market is experiencing a significant decline, specifically in global commercial air travel, which is having a significant impact on the parts distribution and maintenance, repair and overhaul services markets supporting general aviation and commercial aircraft. Our Aviation segment experienced the most impactful reduction in demand for our products and services during the first nine months of 2020 compared to the same period of 2019, as a decline in commercial aircraft revenue passenger miles contributed to a reduction in demand for aftermarket parts and MRO services. This reduction in demand continued throughout the rest of 2020 and we expect it will continue throughout the first half of 2021. This decrease in demand will adversely impact our operating results for 2020 and 2021. We cannot estimate with certainty the severity of this impact, but we expect it to be consistent with overall aviation industry trends.
We operate numerous “touch labor” warehouse and maintenance facilities supporting each of our three business segments both in our own facilities and customer facilities. A local outbreak of the virus in any of these facilities could temporarily shut down operations at those facilities until they have been thoroughly cleaned. Employees who become exposed to the virus would need to be quarantined and would be unable to work for 14 days or longer. Similarly, customers who have warehouse or maintenance facilities could be impacted, slowing or reducing demand for our parts distribution services.
Due to the impact of COVID-19 and decisions by our customers to delay the use of, or permanently retire, certain aircraft, demand levels for aviation disruption inventory could decrease in the near term or midterm, which could result in a write-down of existing inventory to adjust to current market trends and adversely affect our results of operations. Furthermore, as a

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result of COVID-19, some of our commercial customers in the Aviation segment have been and could continue to be negatively impacted as a result of disruption in demand, which has led to delays and could lead to defaults on collections of receivables from them. Such continued delays could further negatively impact our business, results of operations and financial condition.
The impact of the COVID-19 pandemic continues to evolve, and while we expect it to continue to have an adverse effect on our business, financial condition, liquidity, cash flow and results of operations, we are unable to predict the extent, nature or duration of these impacts at this time, although we expect such negative impacts to continue in the first half of 2021.
To the extent the COVID-19 pandemic continues to adversely affect our business and financial results, it may also have the effect of heightening many of the other risks described in the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2019.

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USE OF PROCEEDS

We estimate the net proceeds from the sale of shares of our common stock in this offering to be approximately $ _____ million (or $ _____ million if the underwriters exercise their option to purchase additional shares of common stock in full), after deducting underwriting discounts and commissions and estimated offering expenses.

We intend to use the net proceeds from this offering for general corporate purposes, which may include among other things, financing strategic acquisitions, working capital requirements for new program launches, and repaying outstanding borrowings under our revolving credit facility. As of September 30, 2020, we had approximately $160 million in revolving loans outstanding under our revolving credit facility. The effective interest rate on such borrowings was approximately 4.82%. The revolving credit facility provides for revolving loans and letters of credit for up to $350 million and expires in January of 2023.
Pending the application of the net proceeds as described above, we may use the net proceeds from this offering in short-term, investment grade, interest-bearing securities.

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DILUTION

If you acquire shares of our common stock in this offering, your ownership interest will be diluted to the extent of the difference between the public offering price per share of our common stock and the pro forma net tangible book value per share of our common stock after this offering. Our historical net tangible book value of common stock as of September 30, 2020 was $4.6 million, or $0.41 per share of common stock. Historical net tangible book value per share represents the amount of our total tangible assets less total liabilities, divided by the total number of shares of common stock outstanding.

Dilution per share represents the difference between the public offering price per share of our common stock and the adjusted net tangible book value per share of our common stock included in this offering after giving effect to this offering. After giving effect the sale of all of the shares of our common stock offered in this offering at a price of $ _____ per share, and after deducting the underwriting discount and our estimated offering expenses in connection with this offering, our net tangible book value as of September 30, 2020 would have been approximately $ _____ million, or approximately $ _____ per share of common stock. This change represents an immediate increase in the net tangible book value of $ _____ per share of common stock to our existing stockholders and an immediate and substantial dilution in net tangible book value of $ _____ per share of common stock to new investors. The following table illustrates this per share dilution:

Public offering price per share	$
Net tangible book value per share as of September 30, 2020	$0.41
Increase in net tangible book value per share attributable to new investors	$
Net tangible book value per share after this offering	$
Dilution per share to new investors	$

The above information does not include 709,845 shares of common stock authorized and reserved for future issuance under our 2006 Restricted Stock Plan as of September 30, 2020.

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CAPITALIZATION

The following table shows our cash and cash equivalents and capitalization as of September 30, 2020:

•on an actual basis; and
•on an as adjusted basis to reflect the sale of _____ shares of our common stock offered in this offering, after deducting underwriting discounts and commissions and our estimated expenses in connection with this offering.

This table should be read in conjunction with our financial statements and the accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in the annual, quarterly and other reports filed by us with the SEC, which are incorporated by reference in this prospectus supplement and the accompanying prospectus. See “Where You Can Find More Information.”

	As of September 30, 2020
In thousands (except per share data)	Actual	As Adjusted
Cash and cash equivalents	$551	$
Long-term debt, less current portion	230,580
Stockholders’ equity:
Common stock, $0.05 par value; 15,000,000 shares authorized, and 11,043,246 and 10,970,123 shares issued and outstanding, respectively, actual, and _____ and _____ shares issued and outstanding, respectively, as adjusted	552
Additional paid-in capital	31,494
Retained earnings	320,080
Accumulated other comprehensive loss	(1,669)
Total stockholders’ equity	350,457
Total capitalization	$770,631	$

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DESCRIPTION OF CAPITAL STOCK

General

The following description of our capital stock is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to our Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”) and our By-laws, as amended (the “By-laws”). We encourage you to read our Certificate of Incorporation, our By-laws and the applicable provisions of Delaware General Corporation Law for additional information.

Common Stock

Authorized Shares. We are authorized to issue 15,000,000 shares of common stock, $0.05 par value per share. As of January 22, 2021, we had 11,071,137 shares of common stock outstanding, which excludes 709,845 shares of common stock authorized and reserved for future issuance under our 2006 Restricted Stock Plan as of September 30, 2020.

Voting. Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders, including the election of directors, and do not have cumulative voting rights.

Dividend Rights. Holders of common stock are entitled to receive dividends when, as and if declared by our board of directors, in its discretion, out of funds legally available for the payment of dividends.

Liquidation Rights. Upon the liquidation, dissolution or winding up of our company, the holders of common stock are entitled to receive ratably the net assets of our company available after the payment of all debts and other liabilities.

Other Rights and Preferences. Holders of common stock have no preemptive, subscription, redemption or conversion rights. Holders of common stock may act by unanimous written consent.

Transfer Agent and Registrar. The transfer agent and registrar for our common stock is Continental Stock Transfer & Trust, 1 State Street, 30th Floor, New York, NY 10004. Its telephone number is 1-212-509-4000.

Listing. Our common stock is traded on the Nasdaq Global Select Market under the trading symbol “VSEC”.

Anti-takeover Effects of Our Certificate of Incorporation and By-laws and Delaware Law

Some provisions of Delaware law, the Certificate of Incorporation and By-laws could make the following more difficult:

• acquisition of the Company by means of a tender offer,
• acquisition of the Company by means of a proxy contest or otherwise, or
• removal of the Company's incumbent officers and directors

These provisions, summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of the Company to first negotiate with the board of directors. The Company believes that the benefits of increased protection give it the potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us and outweigh the disadvantages of discouraging those proposals because negotiation of them could result in an improvement of their terms.

Size of Board and Vacancies

The By-laws provide that the board of directors will have a minimum of six and a maximum of ten members, which number will be determined by resolution of the board of directors or by the stockholders at the annual meeting. Directors are elected at each annual meeting of stockholders by the vote of majority shares present. Any director may be removed at any time, with or without cause, by the holders of a majority of shares entitled to vote at an election of directors. Vacancies and newly created directorships resulting from any increase in the Company’s authorized number of directors may be filled by the majority vote of the Company’s remaining directors in office, or by the sole remaining director, or if there are no directors in office, then an election of directors may be held in the manner provided by statute.

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Stockholder Meetings

Under the By-laws, only the Company’s chairman may call special meetings of the Company’s stockholders. Special meetings may be called by the chairman or secretary at the request in writing of a majority of the board of directors or stockholders owning 25% in amount of the entire capital stock of the Company issued and outstanding and entitled to vote.

Requirements for Advance Notification of Stockholder Nominations and Proposals

The By-laws establish advance notice procedures with respect to persons to be nominated for election as directors of the Company at the annual meeting of stockholders.

Delaware Anti-takeover Law

The Company is subject to Section 203 of the Delaware General Corporation Law (“Section 203”), an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years following the date such person became an interested stockholder, unless the business combination or the transaction in which such person became an interested stockholder is approved in a prescribed manner. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an “interested stockholder” is a person that, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status did own, 15% or more of a corporation’s voting stock. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by the board of directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock.

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CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR NON-U.S. HOLDERS

General

The following is a summary of certain U.S. federal income tax considerations related to the ownership and disposition of our common stock by a non-U.S. holder, as defined below, that acquires our common stock pursuant to this offering. This discussion assumes that a non-U.S. holder will hold our common stock issued pursuant to this offering as a capital asset within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”) (generally, for investment purposes). This summary does not address all aspects of U.S. federal income taxation that may be relevant to a particular investor in light of the investor’s individual circumstances and does not purport to be a complete analysis of all the potential tax considerations relating thereto. In addition, this discussion does not address (i) other U.S. federal tax laws, such as estate and gift tax laws, (ii) state, local or non-U.S. tax consequences, (iii) the special tax rules that may apply to certain investors, including, without limitation, banks, insurance companies, financial institutions, controlled foreign corporations, passive foreign investment companies, corporations that accumulate earnings to avoid U.S. federal income tax, broker-dealers, traders in securities, grantor trusts, personal holding companies, taxpayers who have elected mark-to-market accounting, tax-exempt entities, regulated investment companies, real estate investment trusts, persons deemed to sell our common stock under the constructive sale provisions of the Code, persons who hold or receive our common stock pursuant to the exercise of any employee stock option or otherwise as compensation, entities or arrangements classified as partnerships for U.S. federal income tax purposes or other pass-through entities (or an investor in such entities or arrangements), pension plans, “qualified pension funds” as defined in Section 897(1)(2) of the Code and entities all of the interests of which are held by qualified foreign pension funds or U.S. expatriates and former long-term residents of the United States, (iv) the special tax rules that may apply to an investor that acquires, holds or disposes of our common stock as part of a straddle, hedge, constructive sale, conversion or other integrated or risk reduction transaction or (v) the impact, if any, of the alternative minimum tax or the Medicare tax imposed on net investment income.

This summary is based on current provisions of the Code, applicable Treasury regulations promulgated thereunder, judicial opinions, and published rulings of the Internal Revenue Service (the “IRS”) all as in effect on the date of this prospectus supplement and all of which are subject to differing interpretations or change, possibly with retroactive effect. We have not sought, and will not seek, any ruling from the IRS or any opinion of counsel with respect to the tax consequences discussed herein, and there can be no assurance that the IRS will not take a position contrary to the tax consequences discussed below or that any position taken by the IRS would not be sustained.

As used in this discussion, the term “U.S. person” means a person that is, for U.S. federal income tax purposes, (i) a citizen or individual resident of the United States, (ii) a corporation created or organized in the United States or under the laws of the United States or any state thereof or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source or (iv) a trust if (A) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (B) it has in effect a valid election under applicable Treasury regulations to be treated as a U.S. person. As used in this summary, the term “non-U.S. holder” means a beneficial owner of our common stock that is, for U.S. federal income tax purposes, an individual, corporation, estate or trust that is not a U.S. person.

The tax treatment of a partnership (or any other entity or arrangement treated as a partnership for U.S. federal income tax purposes) and each partner thereof will generally depend upon the status and activities of the partnership and such partner. A holder that is treated as a partnership for U.S. federal income tax purposes or a partner in such partnership should consult its own tax advisor regarding the U.S. federal income tax consequences applicable to it and its partners of the ownership and disposition of our common stock.

THIS DISCUSSION IS ONLY A SUMMARY OF CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS RELATED TO THE OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK BY NON-U.S. HOLDERS. IT IS NOT TAX ADVICE. EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES OF THE OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL AND NON-U.S. TAX LAWS, AS WELL AS U.S. FEDERAL ESTATE AND GIFT TAX LAWS AND ANY APPLICABLE TAX TREATY.

Certain U.S. Federal Income Tax Considerations

Distributions on Common Stock

If we pay cash or distribute property to holders of shares of common stock, such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will

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constitute a return of capital that will be applied against and reduce (but not below zero) the non-U.S. holder’s adjusted tax basis in our common stock. Any remaining excess will be treated as gain from the sale or exchange of the common stock and will be treated as described under “— Gain on Sale, Exchange or Other Taxable Disposition of Common Stock” below.

Dividends paid to a non-U.S. holder that are not effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States generally will be subject to withholding of U.S. federal income tax at a rate of 30% of the gross amount of the dividend or such lower rate as may be specified by an applicable income tax treaty. A non-U.S. holder that wishes to claim the benefit of an applicable tax treaty withholding rate generally will be required to (i) duly complete and execute an IRS Form W-8BEN or an IRS Form W-8BEN-E (or any successor form of the foregoing) and certify under penalties of perjury that such holder is not a U.S. person and is eligible for the benefits of the applicable tax treaty or (ii) if our common stock is held through certain foreign intermediaries, satisfy the relevant certification requirements of applicable Treasury regulations. These forms may need to be periodically updated.

A non-U.S. holder eligible for a reduced rate of withholding of U.S. federal income tax pursuant to an income tax treaty may be able to obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. holders should consult their own tax advisors regarding their entitlement to benefits under an applicable income tax treaty and the manner of claiming the benefits of such treaty (including, without limitation, the need to obtain a U.S. taxpayer identification number).

Dividends that are effectively connected with a non-U.S. holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, attributable to a permanent establishment or fixed base maintained by the non-U.S. holder in the United States) generally are subject to U.S. federal income tax on a net income basis at the U.S. federal income tax rates generally applicable to a U.S. person and are not subject to withholding of U.S. federal income tax, provided that the non-U.S. holder establishes an exemption from such withholding by complying with certain certification and disclosure requirements (generally by providing a duly completed and executed IRS Form W-8ECI (or any successor form thereof)). Any such effectively connected dividends (and, if required, dividends attributable to a U.S. permanent establishment or fixed base) received by a non-U.S. holder that is treated as a foreign corporation for U.S. federal income tax purposes may be subject to an additional branch profits tax at a 30% rate, or such lower rate as may be specified by an applicable income tax treaty.

Gain on Sale, Exchange or Other Taxable Disposition of Common Stock

Subject to the summary below regarding backup withholding and FATCA, any gain recognized by a non-U.S. holder on a sale or other taxable disposition of our common stock generally will not be subject to U.S. federal income tax, unless:

(i)the gain is effectively connected with the conduct of a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment or fixed base of the non-U.S. holder);

(ii)the non-U.S. holder is an individual who is present in the United States for a period or periods aggregating 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

(iii)we are or have been a United States real property holding corporation, or a USRPHC, for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the non-U.S. holder held the common stock.

Any gain recognized by a non-U.S. holder that is described in clause (i) of the preceding paragraph generally will be subject to U.S. federal income tax at the income tax rates generally applicable to a U.S. person, and such non-U.S. holder will be required to file a U.S. federal income tax return. Any gain of a non-U.S. holder that is treated as a foreign corporation for U.S. federal income tax purposes that is described in clause (i) above may also be subject to an additional branch profits tax at a 30% rate, or such lower rate as may be specified by an applicable income tax treaty. An individual non-U.S. holder that is described in clause (ii) of such paragraph generally will be subject to a flat 30% tax (or a lower applicable tax treaty rate) on the U.S.-source capital gain derived from the disposition, which may be offset by U.S.-source capital losses validly claimed during the taxable year of the disposition. With respect to clause (iii) of the preceding paragraph, a U.S. corporation generally is a USRPHC if the fair market value of its U.S. real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. We believe that we are not currently and do not anticipate becoming a USRPHC. However, because the determination of whether we are a USRPHC depends on the fair market value of our U.S. real property interests relative to the fair market value of our non-U.S. real property interests and our other business assets, there can be no assurance that we are not currently and will not become a USRPHC in the future. Even if we are or were to become a USRPHC, gain arising from the sale or other taxable disposition by a non-U.S. holder of our common stock will not be subject to U.S. federal income tax if our common stock is regularly traded, as defined by applicable Treasury regulations, on an established securities market and such non-U.S. holder has held at all times during the shorter of the five-year

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period ending on the date of disposition or the non-U.S. holder’s holding period, actually or constructively, 5% or less of our common stock. If a non-U.S. holder holds or held (at any time during the relevant period) more than 5% of our common stock and if we were a USRPHC at any time during the relevant period, such non-U.S. holder generally will be subject to U.S. federal income tax on the net gain derived from a taxable disposition at the income tax rates generally applicable to a U.S. person. Non-U.S. holders are urged to consult their own tax advisors regarding the potential applicability of these rules, as well as any income tax treaty in their particular circumstances.

Information Reporting and Backup Withholding

We generally must report annually to the IRS and to each non-U.S. holder of our common stock the amount of dividends paid to such holder on our common stock, the tax, if any, withheld with respect to those dividends and such holder’s name and address. Copies of the information returns reporting those dividends and withholding taxes may also be made available to the tax authorities in the country in which the non-U.S. holder is a resident under the provisions of an applicable income tax treaty or agreement. Information reporting also is generally required with respect to the proceeds from sales and other dispositions of our common stock to or through the U.S. office (and in certain cases, the foreign office) of a broker, unless the non-U.S. holder establishes that it is not a U.S. person.

Under some circumstances, Treasury regulations require backup withholding of U.S. federal income tax, currently at a rate of 24%, on reportable payments with respect to our common stock. A non-U.S. holder generally may eliminate the requirement for backup withholding by providing certification of its foreign status, under penalties of perjury, on a duly completed and executed IRS Form W-8BEN, IRS Form W-8BEN-E or other applicable IRS Form W-8 (or any successor form of the foregoing), or by otherwise establishing an exemption. Notwithstanding the foregoing, backup withholding and information reporting may apply if either we or our paying agent has actual knowledge, or reason to know, that a holder is a U.S. person. Backup withholding is not an additional tax. Rather, the amount of any backup withholding will be allowed as a credit against a non-U.S. holder’s U.S. federal income tax liability, if any, and may entitle such non-U.S. holder to a refund, provided that certain required information is timely furnished to the IRS. Non-U.S. holders are urged to consult their own tax advisors regarding the application of backup withholding and the availability of and procedure for obtaining an exemption from backup withholding in their particular circumstances.

FATCA

The Foreign Account Tax Compliance Act provisions of the Hiring Incentives to Restore Employment Act and Treasury regulations thereunder, commonly referred to as “FATCA,” generally impose a U.S. federal withholding tax of 30% on certain types of payments, including payments of U.S.-source dividends and gross proceeds from the sale or other disposition of certain securities producing such U.S.-source dividends made to (i) “foreign financial institutions” unless they agree to collect and disclose to the IRS information regarding their direct and indirect U.S. account holders, and (ii) certain non-financial foreign entities unless they certify certain information regarding their direct and indirect U.S. owners. Proposed Treasury regulations have been issued that would eliminate withholding on payments of gross proceeds (but not on payments of dividends). Pursuant to the preamble to the proposed Treasury regulations, we and any withholding agent may (but are not required to) rely on this proposed change to FATCA withholding until the final regulations are issued or the proposed regulations are withdrawn. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

We will not pay any additional amounts to non-U.S. holders in respect of any amounts withheld, including pursuant to FATCA. Under certain circumstances, a non-U.S. holder might be eligible for refunds or credits of such taxes. Non-U.S. holders are urged to consult with their own tax advisors regarding the effect, if any, of the FATCA provisions to them based on their particular circumstances.

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UNDERWRITING
William Blair & Company, L.L.C. (“William Blair”) and Canaccord Genuity LLC are acting as joint book-running managers and representatives of the underwriters for the offering. Subject to the terms and conditions set forth in an underwriting agreement between us and the underwriters, we have agreed to sell to the underwriters, and the underwriters have agreed to purchase from us, _____ shares of our common stock. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus supplement, the number of shares of common stock listed next to its name in the following table:

Name	Number of Shares
William Blair & Company, L.L.C.
Canaccord Genuity LLC
Total

We have granted to the underwriters an option, exercisable for 30 calendar days from the date of this prospectus, to purchase up to _____ additional shares of common stock at the public offering price listed on the cover of this prospectus supplement, less underwriting discounts and commissions. Any shares issued or sold under the option will be issued and sold on the same terms and conditions as the other shares that are the subject of this offering.
We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or the Securities Act, relating to losses or claims resulting from material misstatements in or omissions from this prospectus supplement, the registration statement of which this prospectus supplement is a part, certain free writing prospectuses that may be used in the offering and in any marketing materials used in connection with this offering and to contribute to payments the underwriters may be required to make in respect of those liabilities.
Commissions and Discounts
The underwriters have advised us that they propose initially to offer the shares to the public at the public offering price set forth on the cover page of this prospectus supplement and to dealers at that price less a concession not in excess of _____ per share. After the public offering, the public offering price, concession or any other term of this offering may be changed.
The following table shows the public offering price, underwriting discount and proceeds before expenses to us. The information assumes either no exercise or full exercise by the underwriters of their option to purchase additional shares.

	Per Share	Without Option	With Option
Public offering price	$	$	$
Underwriting discount	$	$	$
Proceeds, before expenses, to us	$	$	$
The underwriting agreement provides that the obligation of the underwriters to pay for and accept delivery of the shares of common stock offered by this prospectus supplement are subject to the approval of certain legal matters by its counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the shares of common stock offered by this prospectus supplement if any such shares are taken. However, the underwriters are not required to take or pay for the shares covered by the underwriters’ option to purchase additional shares described above. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.
The estimated offering expenses payable by us, exclusive of the underwriting discounts and commissions, are approximately $ _____, which includes legal, accounting and printing costs and various other fees associated with the registration and listing of our common stock. We have agreed to reimburse the underwriters for certain additional expenses incurred in connection with this offering in an amount up to $100,000.

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No Sales of Similar Securities
We have agreed with the underwriters, for 90 days after the date of this prospectus supplement, subject to specified exceptions, not to (i) offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise transfer or dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act relating to, any shares of our common stock or any securities that are substantially similar to our common stock, including but not limited to any options or warrants to purchase shares of our common stock or any securities that are convertible into or exchangeable for, or that represent the right to receive, common stock or any such substantially similar securities, or publicly disclose the intention to make any such offer, sale, pledge, disposition or filing or (ii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, or any such other securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of our common stock or such other securities, in cash or otherwise, without the prior written consent of the representatives of underwriters.
Our directors and executive officers have agreed with the underwriters, for 90 days after the date of this prospectus supplement, subject to specified exceptions, not to (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, make any short sale or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into, exercisable or exchangeable for or that represent the right to receive our common stock (including without limitation, our common stock which may be deemed to be beneficially owned in accordance with the rules and regulations of the SEC and securities which may be issued upon exercise of a stock option or warrant), whether now owned or hereafter acquired; (ii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, whether any such transaction described in clause (i) or (ii) is to be settled by delivery of our common stock or such other securities, in cash or otherwise; (iii) make any demand for, or exercise any right with respect to, the registration under the Securities Act of any common stock or any security convertible into or exercisable or exchangeable for common stock; or (iv) publicly disclose the intention to do any of the foregoing, without the prior written consent of the representatives of underwriters.
Listing
Our common stock is listed on the NASDAQ Global Select Market under the symbol “VSEC.”
Price Stabilization, Short Positions and Penalty Bids
Until the distribution of the shares is completed, SEC rules may limit the underwriters and selling group members from bidding for and purchasing shares of our common stock. However, the underwriters may engage in transactions that stabilize the price of our common stock, such as bids or purchases to peg, fix or maintain that price.
In connection with this offering, the underwriters may purchase and sell shares of our common stock in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by an underwriters of a greater number of shares than it is required to purchase in this offering. “Covered” short sales are sales made in an amount not greater than the underwriter’s option to purchase additional shares described above. The underwriters may close out any covered short position by either exercising this option or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which it may purchase shares through this option. “Naked” short sales are sales in excess of this option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our common stock in the open market after pricing that could adversely affect investors who purchase in this offering. Stabilizing transactions consist of various bids for or purchases of shares of our common stock made by the underwriters in the open market prior to the closing of this offering.
Similar to other purchase transactions, the underwriters’ purchases to cover short sales may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. The underwriters may conduct these transactions on the NASDAQ Global Select Market, in the over-the-counter market or otherwise.
Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor the underwriters make any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

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Electronic Offer, Sale and Distribution of Shares
In connection with this offering, the underwriters or securities dealers may distribute prospectuses by electronic means, such as e-mail. In addition, the underwriters may facilitate Internet distribution for this offering to certain of its Internet subscription customers. The underwriters may allocate a limited number of shares for sale to its online brokerage customers. An electronic prospectus is available on the Internet website maintained by the underwriters. The information on the website of such underwriters is not part of this prospectus.
Other Relationships
The underwriters and their affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriters and their affiliates may engage from time to time in the future in certain investment banking and other commercial dealings in the ordinary course of business with us or our affiliates, for which they have received and may continue to receive customary fees and commissions. In addition, we have agreed, for a period of 12 months following the completion of this offering, to provide William Blair a right of first refusal to serve as (i) a joint bookrunner or joint placement agent, as applicable, in connection with any public or private offering of our equity securities or (ii) co-financial advisor in connection with any business combination, recapitalization or similar restructuring.
In the ordinary course of their various business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the issuer. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.
Selling Restrictions
Canada
Resale Restrictions
The distribution of shares of our common stock in Canada is being made only in the provinces of Ontario, Quebec, Alberta and British Columbia on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of these securities are made. Any resale of shares of our common stock in Canada must be made under applicable securities laws which may vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the securities.
Representations of Canadian Purchasers
By purchasing shares of our common stock in Canada and accepting delivery of a purchase confirmation, a purchaser is representing to us and the dealer from whom the purchase confirmation is received that:
•the purchaser is entitled under applicable provincial securities laws to purchase the shares of common stock without the benefit of a prospectus qualified under those securities laws as it is an “accredited investor” as defined under National Instrument 45-106 - Prospectus Exemptions,
•the purchaser is a “permitted client” as defined in National Instrument 31-103 - Registration Requirements, Exemptions and Ongoing Registrant Obligations,
•where required by law, the purchaser is purchasing as principal and not as agent, and
•the purchaser has reviewed the text above under Resale Restrictions.
Conflicts of Interest
Canadian purchasers are hereby notified that the underwriters are relying on the exemption set out in section 3A.3 or 3A.4, if applicable, of National Instrument 33-105 - Underwriting Conflicts from having to provide certain conflict of interest disclosure in this document.

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Statutory Rights of Action
Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if the offering memorandum (including any amendment thereto) such as this document contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser of these securities in Canada should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.
Enforcement of Legal Rights
All of our directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon us or those persons. All or a substantial portion of our assets and the assets of those persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against us or those persons in Canada or to enforce a judgment obtained in Canadian courts against us or those persons outside of Canada.
Taxation and Eligibility for Investment
Canadian purchasers of shares of our common stock should consult their own legal and tax advisors with respect to the tax consequences of an investment in the shares of common stock in their particular circumstances and about the eligibility of shares of our common stock for investment by the purchaser under relevant Canadian legislation.
European Economic Area
In relation to each Member State of the European Economic Area that has implemented the Prospectus Directive, each referred to as a Relevant Member State, an offer to the public of any shares of our common stock may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any shares of our common stock may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:
a)to any legal entity which is a “qualified investor” as defined in the Prospectus Directive;
b)to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the underwriters for any such offer; or
c)in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of shares of our common stock shall result in a requirement for the publication by us or any underwriters of a prospectus pursuant to Article 3 of the Prospectus Directive.
For the purposes of this provision, the expression an “offer to the public” in relation to any shares of our common stock in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares of our common stock to be offered so as to enable an investor to decide to purchase any shares of our common stock, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including by Directive 2010/73/EU) and includes any relevant implementing measure in each Relevant Member State.
United Kingdom
The underwriters have represented and agreed that:
a)they have not made or will not make an offer of shares of our common stock to the public in the United Kingdom within the meaning of section 102B of the Financial Services and Markets Act 2000 (as amended) (FSMA) except to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities or otherwise in circumstances which do not require the publication by us of a prospectus pursuant to the Prospectus Rules of the Financial Services Authority;
b)they have only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of section 21 of FSMA) to persons who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 or in circumstances in which section 21 of FSMA does not apply to us; and

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c)they have complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the securities in, from or otherwise involving the United Kingdom.
Hong Kong
No securities have been offered or sold, and no securities may be offered or sold, in Hong Kong, by means of any document, other than to persons whose ordinary business is to buy or sell shares or debentures, whether as principal or agent; or to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong. No document, invitation or advertisement relating to the securities has been issued or may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted under the securities laws of Hong Kong) other than with respect to securities which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance.
This prospectus supplement and the accompanying prospectus have not been registered with the Registrar of Companies in Hong Kong. Accordingly, this prospectus supplement and the accompanying prospectus may not be issued, circulated or distributed in Hong Kong, and the securities may not be offered for subscription to members of the public in Hong Kong. Each person acquiring the securities will be required, and is deemed by the acquisition of the securities, to confirm that he or she is aware of the restriction on offers of the securities described in this prospectus supplement and the accompanying prospectus and the relevant offering documents and that he or she is not acquiring and has not been offered any securities in circumstances that contravene any such restrictions.
Singapore
Neither this prospectus supplement nor the accompanying prospectus has been, and will not be, registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement, the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares of common stock may not be circulated or distributed, nor may the shares of common stock be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”)) pursuant to Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with conditions set forth in the SFA.
Where the common stock is subscribed or purchased under Section 275 of the SFA by a relevant person which is:
a)a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or
b)a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the common stock pursuant to an offer made under Section 275 of the SFA except:
a)to an institutional investor pursuant to Section 274 of the SFA or to a relevant person pursuant to Section 275(1) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;
b)where no consideration is or will be given for the transfer;
c)where the transfer is by operation of law;
d)as specified in Section 276(7) of the SFA; or
e)as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

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Switzerland
The shares of common stock may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange, or the SIX, or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares of common stock or the offering may be publicly distributed or otherwise made publicly available in Switzerland.
Neither this prospectus supplement nor the accompanying prospectus, nor any other offering or marketing material relating to the offering, or the shares of common stock have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of common stock will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA, and the offer of common stock has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes, or CISA. Accordingly, no public distribution, offering or advertising, as defined in CISA, its implementing ordinances and notices, and no distribution to any non-qualified investor, as defined in CISA, its implementing ordinances and notices, shall be undertaken in or from Switzerland, and the investor protection afforded to acquirers of interests in collective investment schemes under CISA does not extend to acquirers of common stock.
United Arab Emirates
This offering has not been reviewed, approved or licensed by the Central Bank of the United Arab Emirates (the “UAE”), the Emirates Securities and Commodities Authority of the UAE (the “SCA”) and/or any other relevant licensing authority in the UAE including any licensing authority incorporated under the laws and regulations of any of the free zones established and operating in the territory of the UAE (the “Free Zones”), in particular the Dubai Financial Services Authority (the “DFSA”), a regulatory authority of the Dubai International Financial Centre the (“DIFC”) or the Financial Services Regulatory Authority (the “FSRA”), a regulatory authority of Abu Dhabi Global Market (“ADGM”).
This offering is not intended to, and does not, constitute an offer, sale or delivery of shares or other securities under the laws of the UAE. The common stock has not been and will not be registered with or licensed by the SCA or with the UAE Central Bank, the Dubai Financial Market, the Abu Dhabi Securities Exchange or with any other UAE regulatory authority or exchange.
The issue and/or sale of the common stock has not been approved or licensed by the SCA, the UAE Central Bank or any other relevant licensing authority in the UAE, and does not constitute a public offer of securities in the UAE, DIFC, ADGM and/or any other Free Zone in accordance with the Commercial Companies Law, Federal Law No 2 of 2015 (as amended), the Markets Rules of the DFSA, (the “DFSA Markets Rules”), the Markets Rules of the FSRA (the “FSRA Markets Rules”) and/or Nasdaq Dubai Listing Rules or under any other law of the UAE. The common stock may not be offered to the public in the UAE and/or any of the Free Zones.
No marketing or promotion of the common stock has been or will be made from within the UAE and no sale of or subscription for the common stock may or will be consummated within the UAE. It should not be assumed that Vermillion, Inc., Vermillion, Inc.’s advisors, their advisors or any other person is a licensed broker, dealer or investment adviser under the laws of the UAE or that they advise as to the appropriateness of investing in or purchasing or selling securities or other financial products.
This offering is not intended to constitute a financial promotion, an offer, sale or delivery of shares or other securities under the DIFC Markets Law (DIFC Law No. 1 of 2012, as amended) (the “Markets Law”), the DFSA Markets Rules, the Collective Investment Law 2010 (DIFC Law No. 2 of 2010) (the “Collective Investment Law”), the ADGM Financial Services and Markets Regulations 2015 (the “FSMR”), the FSRA Markets Rules, the Funds Rules of the FSRA (“FSRA Funds Rules”), or any other laws and regulations of the DIFC, the DFSA, ADGM or the FSRA.
This offering and the issue or transfer of any securities related to it have not been approved or licensed by the DFSA, and do not constitute an offer of securities in the DIFC in accordance with the Markets Law or the DFSA Markets Rules or the Collective Investment Law or any other laws and regulations of the DIFC or the DFSA. This offering and the issue or transfer of any securities related to it have not been approved or licensed by the FSRA, and do not constitute an offer of securities in ADGM in accordance with the FSMR or the FSRA Markets Rules or the FSRA Funds Rules or any other laws and regulations of ADGM or the FSRA.
Israel
The securities offered by this prospectus supplement and the accompanying prospectus have not been approved or disapproved by the Israeli Securities Authority (the “ISA”), nor have such securities been registered for sale in Israel. The ISA has not issued permits, approvals or licenses in connection with the offering or publishing this prospectus supplement and the

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accompanying prospectus; nor has it authenticated the details included herein, confirmed their reliability or completeness, or rendered an opinion as to the quality of the securities being offered. The ordinary shares will not be offered or sold, directly or indirectly, to the public in Israel, except that the underwriters may offer and sell such shares to Israeli investors who qualify, in accordance with the Israeli Securities Law as “qualified investors” (as defined in the First Appendix to the Israeli Securities Law) and completed and signed a questionnaire regarding such qualification and delivered it to the underwriters. Any resale in Israel, directly or indirectly, to the public of the securities offered by this prospectus supplement and the accompanying prospectus is subject to restrictions on transferability and must be effected only in compliance with the Israeli securities laws and regulations.

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LEGAL MATTERS

The validity of the issuance of the securities offered in this offering has been passed upon for us by Jones Day. Certain legal matters in connection with this offering will be passed upon for the underwriters by Winston & Strawn LLP, Chicago, Illinois.
EXPERTS

The consolidated financial statements as of and for the year ended December 31, 2019 and management’s assessment of internal control over financial reporting as of December 31, 2019 incorporated by reference in this prospectus supplement and the accompanying prospectus have been so incorporated by reference in reliance upon the reports of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in auditing and accounting.
The consolidated financial statements of VSE Corporation as of December 31, 2018 and for the years ended December 31, 2018 and 2017 appearing in VSE Corporation’s Annual Report on Form 10-K for the year ended December 31, 2019 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein in reliance upon the report of Ernst & Young LLP pertaining to such consolidated financial statements (to the extent covered by consents filed with the SEC) given on the authority of such firm as experts in accounting and auditing.

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WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational reporting requirements of the Securities Exchange Act of 1934. We file reports, proxy statements and other information with the SEC. Our SEC filings are available over the Internet at the SEC’s website at http://www.sec.gov.
We make available, free of charge, on our website at http://www.vsecorp.com, our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, proxy statements and amendments to those reports and statements as soon as reasonably practicable after they are filed with the SEC. The contents of our and the SEC’s websites are not part of this prospectus supplement or the accompanying prospectus, and the reference to our and the SEC’s websites do not constitute incorporation by reference into this prospectus supplement or the accompanying prospectus of the information contained at those sites, other than documents we file with the SEC that are specifically incorporated by reference into this prospectus supplement and the accompanying prospectus.
INFORMATION WE INCORPORATE BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus supplement and the accompanying prospectus the information in documents we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus supplement and the accompanying prospectus, and information that we file later with the SEC will automatically update and supersede this information. Any statement contained in any document incorporated or deemed to be incorporated by reference in this prospectus supplement and the accompanying prospectus shall be deemed to be modified or superseded to the extent that a statement contained in or omitted from this prospectus supplement or the accompanying prospectus, or in any other subsequently filed document that also is or is deemed to be incorporated by reference, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement or the accompanying prospectus.
We incorporate by reference the documents listed below and any future documents that we file with the SEC (excluding any portions of such documents that are furnished and not filed with the SEC) under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement until the offering of the securities is terminated:
•our Annual Report on Form 10-K for the year ended December 31, 2019;
•our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2020, June 30, 2020 and September 30, 2020;
•our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 9, 2020;
•our Current Reports on Form 8-K filed with the SEC on January 31, 2020, February 28, 2020 (second form 8-K, item 8.01), April 24, 2020, May 7, 2020, May 8, 2020, June 30, 2020, July 30, 2020 (second form 8-K, items 8.01 and 9.01), September 23, 2020, October 1, 2020, October 16, 2020 and December 11, 2020;
•the description of our common stock set forth in Exhibit 4.2 to our Annual Report on Form 10-K for the year ended December 31, 2019, and all subsequently filed amendments and reports updating that description; and
•our Certificate of Amendment of the Restated Certificate of Incorporation set forth in Exhibit 3.1 to our Form 10-Q for the quarterly period ended June 30, 2006.

We will not, however, incorporate by reference in this prospectus supplement or the accompanying prospectus any documents or portions thereof that are not deemed “filed” with the SEC, including any information furnished pursuant to Item 2.02 or Item 7.01 of our current reports on Form 8-K unless, and except to the extent, specified in such current reports.
We will provide you with a copy of any of these filings (other than an exhibit to these filings, unless the exhibit is specifically incorporated by reference into the filing requested) at no cost if you submit a request to us by writing or telephoning us at the following address and telephone number:
VSE Corporation
6348 Walker Lane
Alexandria, Virginia 22310
Phone: (703) 960-4600
Attention: Secretary

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Prospectus
5,100,000 Shares
Common Stock
We may from time to time issue up to 5,100,000 shares of our common stock in one or more offerings.
Each time we sell shares of common stock, we will provide the specific terms of the offering in a supplement to this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest in our common stock.
We may sell shares of our common stock directly or to or through underwriters or dealers, and also to other purchasers or through agents. The names of any underwriters or agents that are included in a sale of shares of our common stock to you, and any applicable commissions or discounts, will be stated in an accompanying prospectus supplement.
Investing in our common stock involves risk. Please read carefully the section entitled “Risk Factors” beginning on page 1 of this prospectus.
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Our common stock is listed on the NASDAQ Global Select Market under the symbol “VSEC.” On August 18, 2020, the closing price of our common stock on the NASDAQ Global Select Market was $30.73 per share.
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Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
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The date of this prospectus is August 31 , 2020.

About This Prospectus
This prospectus is part of a registration statement that we are filing with the Securities and Exchange Commission, or the “SEC,” using a “shelf” registration process. Under this shelf process, we may sell shares of our common stock in one or more offerings.
This prospectus provides you with a general description of the common stock we may offer. Each time we sell shares of our common stock, we will provide a prospectus supplement that will contain specific information about the terms of that offering. For a more complete understanding of the offering of our common stock, you should refer to the registration statement, including its exhibits. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information under the heading “Where You Can Find More Information” and “Information We Incorporate By Reference.”
We have not authorized anyone to provide you with different information from the information contained in, or incorporated by reference into, this prospectus and in any prospectus supplement or in any free writing prospectus that we may provide to you. You should not assume that the information contained in this prospectus, any prospectus supplement, any document incorporated by reference or any free writing prospectus is accurate as of any date, other than the date mentioned on the cover page of these documents. We are not making offers to sell shares of our common stock in any jurisdiction in which an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation.
References in this prospectus to the terms “we,” “us” or “the Company” or other similar terms mean VSE Corporation and its consolidated subsidiaries, unless we state otherwise or the context indicates otherwise.
Where You Can Find More Information
We are subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We file reports, proxy statements and other information with the SEC. Our SEC filings are available at the SEC’s website at http://www.sec.gov. We make available, free of charge, on our website at http://www.vsecorp.com, our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports and statements as soon as reasonably practicable after they are filed with the SEC. The contents of our website are not part of this prospectus, and the reference to our website does not constitute incorporation by reference into this prospectus any of the information contained at that site, other than documents we otherwise file with the SEC that are incorporated by reference into this prospectus.

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Information We Incorporate By Reference
The SEC allows us to “incorporate by reference” into this prospectus the information in documents we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in or omitted from this prospectus or any accompanying prospectus supplement, or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.
We incorporate by reference the documents listed below and any future documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (1) after the date of the initial filing of the registration statement of which this prospectus forms a part prior to the effectiveness of the registration statement and (2) after the date of this prospectus until the offering of the shares of our common stock is terminated:
•our Annual Report on Form 10-K for the year ended December 31, 2019;
•our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2020 and June 30, 2020;
•our Current Reports on Form 8-K filed with the SEC on January 31, 2020, February 28, 2020 (second form 8-K, item 8.01), April 24, 2020, May 7, 2020, May 8, 2020, June 30, 2020, and July 30, 2020 (second form 8-K, items 8.01 and 9.01); and
•    the description of our common stock set forth in Exhibit 4.2 to our Annual Report on Form 10-K for the year ended December 31, 2019, and all subsequently filed amendments and reports updating that description.
We will not, however, incorporate by reference in this prospectus any documents or portions thereof that are not deemed “filed” with the SEC, including any information furnished pursuant to Item 2.02 or Item 7.01 of our current reports on Form 8-K unless, and except to the extent, specified in such current reports.
We will provide you with a copy of any of these filings (other than an exhibit to these filings, unless the exhibit is specifically incorporated by reference into the filing requested) at no cost, if you submit a request to us by writing or telephoning us at the following address and telephone number:
VSE Corporation
6348 Walker Lane
Alexandria, Virginia 22310
Phone: (703) 960-4600
Attention: Secretary

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VSE Corporation
We are a diversified products and services aftermarket company providing repair services, distribution, logistics, supply chain management support and consulting services for land, sea and air transportation assets in the public and private sectors. We serve the United States Government, including the United States Department of Defense, federal civilian agencies, as well as commercial and other customers. Our operations include parts supply and distribution, and maintenance, repair, and overhaul services for ground transport and aviation component and accessories; vehicle and equipment refurbishment; logistics; engineering; information technology and health care information technology solutions; and energy and management consulting services.
We were incorporated in Delaware in 1959 and the parent company serves as a centralized managing and consolidating entity for our three operating segments, each of which consists of one or more wholly owned subsidiaries or unincorporated divisions that perform our services. Our operating segments include the Aviation Segment, Fleet Segment, and Federal and Defense Segment.
Corporate Information
Our principal executive offices are located at 6348 Walker Lane, Alexandria, Virginia 22310. Our telephone number is (703) 960-4600. Our website is http://www.vsecorp.com. The information contained on or accessible through our website is not part of this prospectus, other than the documents that we file with the SEC that are specifically incorporated by reference into this prospectus.
Risk Factors
Investing in our common stock involves risk. Prior to making a decision about investing in our common stock, you should carefully consider the specific factors discussed under the heading “Risk Factors” in our most recent annual report on Form 10-K, which is incorporated herein by reference and may be amended, supplemented or superseded from time to time by our quarterly reports on Form 10-Q and other reports we file with the SEC in the future. The risk and uncertainties we have described are not the only risks to which we are exposed. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our operations. If any of these risks actually occurs, our business, results of operations and financial condition could suffer. In that case, the trading price of our common stock could decline, and you could lose all or a part of your investment.
Disclosure Regarding Forward-Looking Statements
This prospectus, including the documents incorporated by reference, contains, and any prospectus supplement may contain, statements that, to the extent they are not recitations of historical fact, constitute "forward looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Exchange Act. All such statements are intended to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and includes this statement for purposes of such safe harbor provisions.
“Forward-looking” statements, as such term is defined by the SEC in its rules, regulations and releases, represent our expectations or beliefs, including, but not limited to, statements concerning our operations, economic performance, financial condition, growth and acquisition strategies, investments and future operational plans. Without limiting the generality of the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “forecast,” “seek,” “plan,” “predict,” “project,” “could,” “estimate,” “might,” “continue,” “seeking” or the negative or other variations thereof or comparable terminology are intended to identify forward-looking statements.
These statements speak only as of the date of this prospectus, the date of the prospectus supplement or the date of the document incorporated by reference, as applicable, and we undertake no ongoing obligation, other than that imposed by law, to update these statements. These statements appear in a number of places in this prospectus, including the documents incorporated by reference, and relate to, among other things, our intent, belief or current expectations with respect to: our future financial condition, results of operations or prospects; our business and growth strategies; and our financing plans and forecasts. You are cautioned that any such forward-looking statements are not guarantees of future performance and involve significant risks and uncertainties, and that actual results may differ materially from those contained in or implied by the forward-looking statements as a result of various factors, some of which are unknown, including, without limitation:
•delays in contract awards and funding due to uncertain government budgets and shifting government priorities;
•intense competition from existing and new competitors;

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•our ability to renew and/or maintain certain programs that comprise a material portion of our revenue;
•changes in procurement processes and government regulations and our ability to comply with such requirements;
•the impact on our business, results of operations and financial condition from the ongoing and global COVID-19 pandemic, or any other pandemic, epidemic or outbreak of infectious disease in the United States or globally;
•the performance of the aviation aftermarket, which could be impacted by lower demand for business and commercial air travel or airline fleet changes causing lower demand for our goods and services;
•our ability to successfully execute our acquisition strategy;
•changes in future business conditions, which could negatively impact our business investments, recorded goodwill, and/or purchased intangible assets;
•the adverse impact of government audits or investigations on our business;
•changes in governmental rules and regulations, including with respect to environmental matters, and related costs and liabilities;
•adverse economic conditions in the United States and globally;
•security threats, including cyber security threats, and related disruptions;
•our dependence on access to and performance of third‑party package delivery companies;
•our high level of indebtedness;
•our ability to raise capital to fund our operations; and
•the other risk factors mentioned under Item 1A, “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2019, our subsequent Quarterly Reports on Form 10-Q and our other filings with the SEC.
You are advised, however, to consult any further disclosures we make on related subjects in our periodic reports on Forms 10-K, 10-Q or 8-K filed or furnished to the SEC. Any document incorporated by reference or any prospectus supplement may also contain statistical data and estimates we obtained from industry publications and reports generated by third parties. Although we believe that the publications and reports are reliable, we have not independently verified their data.

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Use of Proceeds
Unless we inform you otherwise in the applicable prospectus supplement, we expect to use the net proceeds from the sale of shares of our common stock for general corporate purposes. These purposes may include, but are not limited to:
•financing acquisitions;
•reduction or refinancing of outstanding indebtedness or other corporate obligations;
•additions to working capital; and
•capital expenditures.
We have not allocated a specific portion of the net proceeds for any particular use at this time. Specific information concerning the use of proceeds from the sale of our common stock offered under this prospectus will be described in the prospectus supplement for the offering of such common stock. Pending any specific application, we may initially invest funds in short-term marketable securities or apply them to the reduction of short-term indebtedness.

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Certain U.S. Federal Income Tax Consequences
A summary of certain U.S. federal income tax consequences to persons investing in our common stock offered by this prospectus may be set forth in an applicable prospectus supplement. The summary will be prepared for information purposes only, however, and will not be intended as legal or tax advice to prospective purchasers. Prospective purchasers of securities are urged to consult their own tax advisors prior to any acquisition of securities.

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Plan of Distribution
We may sell our common stock in and outside the United States:
•through underwriters or dealers;
•through agents;
•directly to one or more purchasers;
•any combination of these; or
•through any method described in the applicable prospectus supplement.
The distribution of our common stock may be effected, from time to time, in one or more transactions, including:
•block transactions (which may involve crosses) and transactions on any organized market where our common stock may be traded;
•purchases by a dealer as principal and resale by the dealer for its own account pursuant to a prospectus supplement;
•ordinary brokerage transactions and transactions in which a dealer solicits purchasers;
•sales “at the market” to or through a market maker or into an existing trading market, on an exchange or otherwise;
•sales in other ways not involving market makers or established trading markets, including direct sales to purchasers; and
•in any other manner described in the applicable prospectus supplement.
We may distribute our common stock from time to time in one or more transactions at:
•a fixed price or prices, which may be changed from time to time;
•market prices prevailing at the time of sale;
•prices related to the prevailing market prices;
•negotiated prices; or
•prices determined according to the process described in the applicable prospectus supplement.
The prospectus supplement will describe the terms of the offering of our common stock, including the following:
•the name or names of any underwriters, dealers or agents;
•the purchase price and the proceeds we will receive from the sale;
•any underwriting discounts and other items constituting underwriters’ compensation; and
•any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.
Sale through Underwriters or Dealers
If underwriters are used in the sale, the underwriters will acquire the shares of our common stock for their own account. The underwriters may resell the shares of our common stock from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may offer shares of our common stock to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless we inform you otherwise in the prospectus supplement, the obligations of the underwriters to purchase the shares of our common stock will be subject to certain conditions, and the underwriters will be obligated to purchase all the shares of our common stock if they purchase any of them. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

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If we offer shares of our common stock in a subscription rights offering to our existing common stockholders, we may enter into a standby underwriting agreement with dealers, acting as standby underwriters. We may pay the standby underwriters a commitment fee for shares of our common stock they commit to purchase on a standby basis. If we do not enter into a standby underwriting agreement, we may retain a dealer-manager to manage a subscription rights offering for us.
During and after an offering through underwriters, the underwriters may purchase and sell shares of our common stock in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The underwriters may also impose a penalty bid, which means that selling concessions allowed to syndicate members or other broker-dealers for the shares of our common stock sold for their account may be reclaimed by the syndicate if the shares are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of our common stock, which may be higher than the price that might otherwise prevail in the open market. If commenced, the underwriters may discontinue these activities at any time.
If dealers are used in the sale of shares of our common stock, we will sell the shares to them as principals. They may then resell those shares to the public at varying prices determined by the dealers at the time of resale. We will include in the prospectus supplement the names of the dealers and the terms of the transaction.
Direct Sales and Sales through Agents
We may sell shares of our common stock directly. In this case, no underwriters or agents would be involved. We may also sell shares of our common stock through agents designated from time to time at fixed prices or at varying prices determined at the time of sale. In the prospectus supplement, we will name any agent involved in the offer or sale of shares of our common stock, and we will describe any commissions payable to the agent. Unless we inform you otherwise in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.
We may sell shares of our common stock directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those shares. We will describe the terms of any sales of these shares in the prospectus supplement.
Delayed Delivery Contracts
If we so indicate in the prospectus supplement, we may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase shares of our common stock from us at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The prospectus supplement will describe the commission payable for solicitation of those contracts.
General Information
We may have agreements with the agents, dealers and underwriters to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments that the agents, dealers or underwriters may be required to make. Agents, dealers and underwriters may be customers of, engage in transactions with or perform services for us in the ordinary course of their businesses.

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Legal Matters
Legal matters in connection with our common stock will be passed upon for us by Jones Day and for any underwriters, dealers or agents by counsel named in the applicable prospectus supplement.

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Experts
The consolidated financial statements as of and for the year ended December 31, 2019 and management’s assessment of internal control over financial reporting as of December 31, 2019 incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the reports of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in auditing and accounting.
The consolidated financial statements of VSE Corporation as of December 31, 2018 and for the years ended December 31, 2018 and 2017 appearing in VSE Corporation’s Annual Report on Form 10-K for the year ended December 31, 2019 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein in reliance upon the report of Ernst & Young LLP pertaining to such consolidated financial statements (to the extent covered by consents filed with the SEC) given on the authority of such firm as experts in accounting and auditing.

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Shares

Common Stock

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PROSPECTUS SUPPLEMENT
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William Blair
Canaccord Genuity

                , 2021